Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PagerDuty, Inc. 2019 Equity Incentive Plan and PagerDuty, Inc. 2019 Employee Stock Purchase Plan of our reports dated March 15, 2024, with respect to the consolidated financial statements of PagerDuty, Inc. and the effectiveness of internal control over financial reporting of PagerDuty, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 18, 2024